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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES ACT OF 1934


      Date of Report (Date of earliest event reported):     September 24, 1996


                          Commission File No:  0-19195



                       AMERICAN DENTAL TECHNOLOGIES, INC.
             (Exact Name of Registrant as specified in its charter)



                        Delaware                        38-2905258
            (State or other jurisdiction of          (I.R.S. Employer
             incorporation or organization)       Identification Number)


        28411 Northwestern Highway, Suite 1100          48034-5541
        Southfield, Michigan
        (Address of principal executive offices)        (Zip Code)



              Registrant's telephone number, including area code:
                                 (810) 353-5300









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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

        Effective September 24, 1996, Mr. Ben J. Gallant was appointed President and Chief Operating Officer of the registrant, American Dental Technologies, Inc. ("ADT") by unanimous vote of ADT's Board of Directors. Mr. Gallant is also chairman, president and chief executive officer of Texas Airsonics, Inc. ("Texas Air"). Texas Air was acquired by and became a wholly owned subsidiary of ADT on July 31, 1996. Mr. Gallant beneficially owns 3,767,456 shares of ADT common stock (approximately 13.7% of the 27,436,567 shares outstanding) and is one of ADT's largest stockholders. Mr. Gallant had been chairman and president of Texas Air for more than ten years. He has obtained numerous air abrasive patents and was chiefly responsible for the development of ADT's KCP dental air abrasive product line and the Texas Air industrial product line.

        The action of the ADT Board of Directors has consolidated the powers and duties of ADT's management, including the powers formerly held by the Chief Executive Officer, into the office of the President and Chief Operating Officer. Pursuant to ADT's By-Laws, Mr. Gallant is responsible for the general and active management of ADT. The former Executive Committee consisting of Mr. Gallant and Mr. Anthony D. Fiorillo has been dissolved. Mr. Fiorillo has voluntarily relinquished all responsibilities as ADT's President and Chief Operating Officer, but will continue with ADT and assist with the management of the business, as directed by Mr. Gallant. Mr. Fiorillo may continue to use the title Chief Executive Officer. The action of the Board of Directors is without prejudice to any rights under Mr. Fiorillo's employment agreement.

        Other than as previously described in Item 1 of its Form 8-K filed with the Securities and Exchange Commission on August 9, 1996, which is incorporated herein by this reference thereto and as modified herein, ADT is unaware of any arrangements which may at a subsequent date result in a change in control of the registrant.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMERICAN DENTAL TECHNOLOGIES, INC.
                                        (Registrant)


                                        Ben J. Gallant
                                        President and Chief Operating Officer

Dated:  October 1, 1996